Term sheet No. 1405ZZ/A† To product supplement ZZ dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated December 22, 2011; Rule 433

Deutsche Bank AG, London Branch
$ Securities Linked to the Performance of the U.S. Dollar Relative to the Japanese Yen and the Performance of the 5-Year JPY Swap Rate due December 27*, 2013
General
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The Securities (the “securities”) are designed for investors who seek a leveraged return at maturity linked to (i) the performance of the U.S. dollar (the “Underlying Currency”) relative to the Japanese yen (the “Reference Currency”) and (ii) the performance of the 5-Year JPY Swap Rate (the “Underlying Rate”), as adjusted by the Currency Multiplier, in each case as measured by the applicable formula set forth below. The performance of the Underlying Currency will be zero unless the U.S. dollar appreciates significantly relative to the Japanese yen so that the Final Spot Rate is greater than the Currency Strike Level of 100. Similarly, the performance of the Underlying Rate will be zero unless the Underlying Rate appreciates significantly so that the Final Underlying Rate is greater than the Rate Strike Level of 2.00%. Consequently, an investment in the securities is highly risky. Investors will lose 40% of their investment unless there is significant appreciation of the Underlying Currency relative to the Reference Currency and/or significant appreciation of the Underlying Rate during the two-year term of the securities. Investors should be willing to forgo coupon payments and be willing to lose up to 40% of their initial investment if neither the Underlying Currency nor the Underlying Rate appreciates significantly, so as to exceed the Currency Strike Level or Rate Strike Level, as applicable. Even if the Underlying Currency or the Underlying Rate appreciates beyond the applicable Strike Level, you will lose some and possibly a significant portion of your initial investment unless the appreciation beyond the applicable Strike Level is sufficient to result in an Additional Amount, calculated as set forth herein, of $400 or greater. Any payment at maturity of the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing December 27*, 2013.
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000.
•	The securities are expected to price on or about December 23*, 2011 (the “Trade Date”) and are expected to settle on or about December 29*, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Tenor:	2 years
Payment at Maturity:
You will be entitled to receive a cash payment at maturity, calculated as follows:
$600 + Additional Amount
You will lose 40% of your initial investment if the Additional Amount is $0. Any payment at maturity of the securities is subject to the credit of the Issuer.

Additional Amount:
The Additional Amount will be calculated as follows:
$1,000 × (16 × Underlying Currency Performance + 94 × Underlying Rate Performance)
The Underlying Currency Performance will be zero unless the Underlying Currency appreciates significantly relative to the Reference Currency so that the Final Spot Rate is greater than the Currency Strike Level of 100. The Underlying Rate Performance will be zero unless the Underlying Rate increases significantly so that the Final Underlying Rate is greater than the Rate Strike Level of 2.00%. If both the Underlying Currency Performance and the Underlying Rate Performance are zero, the Additional Amount will be $0, resulting in a Payment at Maturity of only $600 per $1,000 Face Amount of securities.

†This amended and restated term sheet amends and restates term sheet No. 1405ZZ in its entirety. We refer to this amended and restated term sheet as “term sheet.”
(Key Terms continued on next page)
Investing in the securities is highly risky, and you will lose a substantial portion of your investment unless there is significant appreciation in the Underlying Currency or Underlying Rate during the two-year term of the securities. See “Selected Risk Considerations” beginning on page TS-6 in this term sheet and “Risk Factors” beginning on page 5 in the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(1)	Proceeds to Issuer
Per Security	$1,000.00	$1.00	$999.00
Total	$	$	$
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $1.00 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities
December 22, 2011

(Key Terms continued from previous page)
Underlying Currency Performance:	The Underlying Currency Performance is calculated as follows: • If the Final Spot Rate is greater than the Currency Strike Level of 100,
Final Spot Rate – Currency Strike Level
Currency Strike Level

•  If the Final Spot Rate is equal to or less than the Currency Strike Level of 100, the Underlying Currency Performance will equal zero.
The Underlying Currency Performance will be positive only if the U.S. dollar has strengthened significantly relative to the Japanese yen so that the Final Spot Rate is greater than the Currency Strike Level of 100.
See “Historical Information—Underlying Currency” in this term sheet for the historical performance of the exchange rate of the Underlying Currency relative to the Reference Currency.

Underlying Rate Performance:
The Underlying Rate Performance is calculated as follows:
•  If the Final Underlying Rate is greater than the Rate Strike Level of 2.00%:
(Final Underlying Rate –  Rate Strike Level) × Currency Multiplier
•  If the Final Underlying Rate is equal to or less than the Rate Strike Level of 2.00%, the Underlying Rate Performance will equal zero.
The Underlying Rate Performance will be positive only if the 5-Year JPY Swap Rate has increased significantly so that the Final Underlying Rate is greater than the Rate Strike Level of 2.00%. Even if the Final Underlying Rate is greater than 2.00%, the Underlying Rate Performance will be reduced if the U.S. dollar has strengthened relative to the Japanese yen resulting in a Currency Multiplier of less than one.
See “Historical Information—Underlying Rate” in this term sheet for the historical performance of the Underlying Rate.

Currency Strike Level:	The Currency Strike Level for the Underlying Currency is 100.
Rate Strike Level:	The Rate Strike Level for the Underlying Rate is 2.00%. We refer to each of the Currency Strike Level and the Rate Strike Level as a “Strike Level” and together the “Strike Levels.”
Currency Multiplier:	The Currency Multiplier is calculated as follows:
Initial Spot Rate
Final Spot Rate

If the U.S. dollar appreciates relative to the Japanese yen over the term of the securities, the Final Spot Rate will be greater than the Initial Spot Rate and the Currency Multiplier will be less than 1. If the U.S. dollar depreciates relative to the Japanese yen over the term of the securities, the Final Spot Rate will be less than the Initial Spot Rate and the Currency Multiplier will be greater than 1. If the U.S. dollar remains unchanged relative to the Japanese yen over the term of the securities, the Final Spot Rate will be equal to the Initial Spot Rate and the Currency Multiplier will equal 1.

Initial Spot Rate:	The Spot Rate for the Underlying Currency on the Trade Date
Final Spot Rate:	The Spot Rate for the Underlying Currency on the Final Valuation Date
Final Underlying Rate:	The level of JPY 5-Year Swap Rate on the Final Valuation Date
Spot Rate:
The Spot Rate for the Underlying Currency will be the U.S. dollar/Japanese yen mid-spot rate at 4:00 p.m. London time, expressed as the number of Japanese yen per one U.S. dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters page “WMRSPOT12” or any successor page, on the relevant date of calculation.

5-Year JPY Swap Rate:
The 5-Year JPY Swap Rate is, on any day, the fixed interest rate payable on a Japanese yen interest rate swap with a maturity of 5 years, expressed as a percentage, which appears on Reuters page “17143” or any successor page thereto at 3:00 p.m. Tokyo time on that day. For more information on the 5-Year JPY Swap Rate, see “The 5-Year JPY Swap Rate” in this term sheet.

Trade Date:	December 23*, 2011
Settlement Date:	December 29*, 2011
Final Valuation Date††:	December 20*, 2013
Maturity Date††:	December 27*, 2013
CUSIP / ISIN:	2515A1FM8 / US2515A1FM81
* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
†† Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with product supplement ZZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement ZZ dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200317/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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You should rely only on the information contained in this term sheet. We have not authorized anyone to provide information different from that contained in this term sheet. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this term sheet is accurate only as of the date of this term sheet, regardless of the time of delivery of this term sheet or any sale of our securities.

Hypothetical Payments at Maturity for Each $1,000 Face Amount of Securities

The following table and examples illustrate hypothetical Payments at Maturity per $1,000 Face Amount of securities depending on hypothetical performances of the Underlying Currency and the Underlying Rate, assuming an Initial Spot Rate of 78, an Underlying Rate of 0.48% on the Trade Date, a Currency Strike Level of 100 and a Rate Strike Level of 2.00%. As of the date of this term sheet, the Spot Rate is approximately 78 and the Underlying Rate is approximately 0.48%. The table sets forth five alternative hypothetical Final Spot Rates, ranging from 60 to 110. For each of these hypothetical Final Spot Rate, three alternative hypothetical Final Underlying Rates are presented, to illustrate the Payments at Maturity that would result from each scenario. The fifth column sets forth the Currency Multiplier for each scenario and illustrates that, if the Underlying Rate Performance is positive, the Currency Multiplier may increase or decrease the Additional Amount and the Payment at Maturity.

The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity of the securities will be based on the Underlying Currency Performance and the Underlying Rate Performance, as determined on the Final Valuation Date. You should consider carefully whether the securities are suitable for your investment goals. The numbers in the table and examples below have been rounded for ease of illustration.

Final Spot Rate	Underlying Currency Performance	Final Underlying Rate	Underlying Rate Performance	Currency Multiplier	Additional Amount	Payment at Maturity
60	0.00%	≤2.00%*	0.00%	130%	$0.00	$600.00
60	0.00%	2.10%	0.13%	130%	$122.20	$722.20
60	0.00%	2.50%	0.65%	130%	$611.00	$1,211.00
65	0.00%	≤2.00%*	0.00%	120%	$0.00	$600.00
65	0.00%	2.10%	0.12%	120%	$112.80	$712.80	(See Example 2)
65	0.00%	2.50%	0.60%	120%	$564.00	$1,164.00
78	0.00%	≤2.00%*	0.00%	100%	$0.00	$600.00
78	0.00%	2.10%	0.10%	100%	$94.00	$694.00
78	0.00%	2.50%	0.50%	100%	$470.00	$1,070.00
90	0.00%	≤2.00%*	0.00%	87%	$0.00	$600.00	(See Example 1)
90	0.00%	2.10%	0.09%	87%	$81.47	$681.47
90	0.00%	2.50%	0.43%	87%	$407.33	$1,007.33
102	2.00%	≤2.00%*	0.00%	76%	$320.00	$920.00	(See Example 3)
102	2.00%	2.10%	0.08%	76%	$391.88	$991.88
102	2.00%	2.50%	0.38%	76%	$679.41	$1,279.41	(See Example 5)
110	10.00%	≤2.00%*	0.00%	71%	$1,600.00	$2,200.00	(See Example 4)
110	10.00%	2.10%	0.07%	71%	$1,666.65	$2,266.65
110	10.00%	2.50%	0.35%	71%	$1,933.27	$2,533.27

* A Final Underlying Rate less than or equal to 2.00% will result in an Underlying Rate Performance of zero.

Example 1: The Spot Rate increases from the Initial Spot Rate of 78 to the Final Spot Rate of 90 (meaning the U.S. dollar has strengthened relative to the Japanese yen); however, the Final Spot Rate of 90 is still less than the Currency Strike Level of 100, resulting in an Underlying Currency Performance of 0. The 5-Year JPY Swap Rate increases from 0.48% on the Trade Date to 1.50% on the Final Valuation Date, which is still less than the Rate Strike Level of 2.00%, resulting in an Underlying Rate Performance of 0. The Payment at Maturity is calculated as follows:

Additional Amount	=	$1,000 × (16 × Underlying Currency Performance + 94 × Underlying Rate Performance)
	=	$1,000 × (16 × 0 + 94 × 0)
	=	$0
Payment at Maturity	=	$600 + Additional Amount
	=	$600

Although the U.S. dollar has strengthened relative to the Japanese yen and the 5-Year JPY Swap Rate has appreciated from the Trade Date to the Final Valuation Date, because the Final Spot Rate is less than the Currency Strike Level and the Final Underlying Rate is less than the Rate Strike Level, the Additional Amount is

$0. Consequently, the Payment at Maturity is $600.00 per $1,000 Face Amount of securities, resulting in a significant loss on the initial investment.

Example 2: The Spot Rate decreases from the Initial Spot Rate of 78 to the Final Spot Rate of 65 (meaning the U.S. dollar has weakened relative to the Japanese yen), which is less than the Currency Strike Level of 100, resulting in a Underlying Currency Performance of 0. The 5-Year JPY Swap Rate increases from 0.48% on the Trade Date to 2.10% on the Final Valuation Date, which is greater than the Rate Strike Level of 2.00%. The Payment at Maturity is calculated as follows:

Underlying Rate Performance	=	(Final Underlying Rate – Rate Strike Level) × Currency Multiplier
	=	(2.10% - 2.00%) × 78 / 65
	=	0.10% × 78 / 65
	=	0.12%
Additional Amount	=	$1,000 × (16 × Underlying Currency Performance + 94 × Underlying Rate Performance)
	=	$1,000 × (16 × 0 + 94 × 0.12%)
	=	$112.80
Payment at Maturity	=	$600 + Additional Amount
	=	$600 + $112.80
	=	$712.80

Although the Final Underlying Rate is greater than the Rate Strike Level of 2.00%, the appreciation of the 5-Year JPY Swap Rate is not significant enough to result in a positive return on the investment because the Underlying Rate Performance multiplied by 94 results in an Additional Amount of only $112.80. Consequently, the Payment at Maturity is $712.80 per $1,000 Face Amount of securities, resulting in a significant loss of the initial investment.

Example 3: The Spot Rate increases from the Initial Spot Rate of 78 to the Final Spot Rate of 102 (meaning the U.S. dollar has strengthened relative to the Japanese yen), which is greater than the Currency Strike Level of 100. The 5-Year JPY Swap Rate increases from 0.48% on the Trade Date to 1.50% on the Final Valuation Date, which is less than the Rate Strike Level of 2.00%, resulting in an Underlying Rate Performance of 0. The Payment at Maturity is calculated as follows:

Underlying Currency Performance	=	(Final Spot Rate – Currency Strike Level) / Currency Strike Level
	=	(102 - 100) / 100
	=	2%
Additional Amount	=	$1,000 × (16 × Underlying Currency Performance + 94 × Underlying Rate Performance)
	=	$1,000 × (16 × 2% + 94 × 0)
	=	320.00
Payment at Maturity	=	$600 + Additional Amount
	=	$600 + $320.00
	=	$920.00

Although the Final Spot Rate is greater than the Currency Strike Level of 100, the appreciation of the U.S. dollar relative to the Japanese yen is not significant enough to result in a positive return on the investment because the Underlying Currency Performance multiplied by 16 results in an Additional Amount of only $320. Consequently, the Payment at Maturity is $920.00 per $1,000 Face Amount of securities, resulting in a partial loss of the initial investment.

Example 4: The Spot Rate increases from the Initial Spot Rate of 78 to the Final Spot Rate of 110 (meaning the U.S. dollar has significantly strengthened relative to the Japanese yen), which is greater than the Currency Strike Level of 100. The 5-Year JPY Swap Rate increases from 0.48% on the Trade Date to 1.50% on the Final Valuation Date, which is less than the Rate Strike Level of 2.00%, resulting in an Underlying Rate Performance of 0. The Payment at Maturity is calculated as follows:

Underlying Currency Performance	=	(Final Spot Rate – Currency Strike Level) / Currency Strike Level
	=	(110 - 100) / 100
	=	10%
Additional Amount	=	$1,000 × (16 × Underlying Currency Performance + 94 × Underlying Rate Performance)
	=	$1,000 × (16 × 10% + 94 × 0)
	=	$1,600
Payment at Maturity	=	$600 + Additional Amount
	=	$600 + $1,600
	=	$2,200

Although the Underlying Rate Performance is zero, the U.S. dollar has strengthened significantly relative to the Japanese yen, resulting in Underlying Currency Performance of 10% and an Additional Amount of $1,600. Consequently, the Payment at Maturity is $2,200 per $1,000 Face Amount of securities.

Example 5: The Spot Rate increases from the Initial Spot Rate of 78 to the Final Spot Rate of 102 (meaning the U.S. dollar has strengthened relative to the Japanese yen), which is greater than the Currency Strike Level of 100. The 5-Year JPY Swap Rate increases from 0.48% on the Trade Date to 2.50% on the Final Valuation Date, which is greater than the Rate Strike Level of 2.00%. The Payment at Maturity is calculated as follows:

Underlying Currency Performance	=	(Final Spot Rate – Currency Strike Level) / Currency Strike Level
	=	(102 - 100) / 100
	=	2%
Underlying Rate Performance	=	(Final Underlying Rate – Rate Strike Level) × Currency Multiplier
	=	(2.50% - 2.00%) × 78 / 102
	=	0.50% × 78 / 102
	=	0.38%
Additional Amount	=	$1,000 × (16 × Underlying Currency Performance + 94 × Underlying Rate Performance)
	=	$1,000 × (16 × 2% + 94 × 0.38%)
	=	$679.41
Payment at Maturity	=	$600 + Additional Amount
	=	$600 + $679.41
	=	$1,279.41

Because the Final Spot Rate and the Final Underlying Rate are both greater than the respective Strike Levels, the Payment at Maturity is $1,279.41 per $1,000 Face Amount of securities. Note that in this example, because the Final Spot Rate is significantly greater than the Initial Spot Rate, the Currency Multiplier reduces the Underlying Rate Performance and the Payment at Maturity.

Selected Purchase Considerations

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LEVERAGED APPRECIATION POTENTIAL, AND POTENTIAL LOSS IF NEITHER UNDERLYING APPRECIATES SIGNIFICANTLY — The securities provide the opportunity to receive leveraged returns if (i) the U.S. dollar appreciates significantly relative to the Japanese yen, so that the Final Spot Rate is greater than the Currency Strike Level of 100, or (ii) the 5-Year JPY Swap Rate appreciates significantly, so that the Final Underlying Rate is greater than the Rate Strike Level of 2.00%.  If neither the Underlying Currency nor the Underlying Rate appreciates significantly, so as to exceed the applicable Strike Levels, your Payment at Maturity will be only $600 per $1,000 Face Amount of securities, and you will lose 40% of your investment.  Even if the Underlying Currency or the Underlying Rate does appreciate so as to exceed its applicable Strike Level, you will lose a portion of your investment unless the appreciation is significant enough so that the Additional Amount, calculated as set forth herein, is equal to or greater than $400. The securities are risky investments, and you will lose a substantial portion of your investment unless there is significant appreciation in the Underlying Currency or Underlying Rate during the two-year term of the securities.

Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE APPRECIATION, IF ANY, OF THE UNDERLYING CURRENCY AND UNDERLYING RATE IN EXCESS OF THE APPLICABLE STRIKE LEVELS — The return on the securities will depend on the Underlying Currency Performance and the Underlying Rate Performance. The Underlying Currency Performance measures the appreciation of the Spot Rate of the U.S. dollar relative to the Japanese yen beyond the Currency Strike Level of 100. The Underlying Rate Performance measures the appreciation of the 5-Year JPY Swap Rate beyond the Rate Strike Level of 2.00%, as adjusted by the Currency Multiplier.  If neither the Underlying Currency nor the Underlying Rate appreciates beyond the applicable Strike Levels, the Underlying Currency Performance and Underlying Rate Performance will both be zero, resulting in a 40% loss of your investment.  Please see “The 5-Year JPY Swap Rate” in this term sheet for further information on the 5-Year JPY Swap Rate.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” We believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes, but there is substantial uncertainty regarding this treatment. If this treatment is accepted, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.  The remainder of this discussion assumes that the treatment of the securities as prepaid financial contracts is respected.

Because the Additional Amount is determined in part by reference to the performance of the U.S. dollar relative to the Japanese yen, part or all of your gain or loss on the securities may be treated as ordinary income or loss unless before the close of the day on which you acquire your securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations. Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the securities on your books and records on the day you acquire them as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) obtain “independent verification” of the election.  Assuming the election is available, if you make a valid election before the close of the day on which you acquire your securities, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including  the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including the availability of the election under Section 988, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying Currency or the Underlying Rate. You will lose 40% of your initial investment if neither the Underlying Currency nor the Underlying Rate appreciates significantly during the two-year term of the securities. You should also consider the “Risk Factors” in the accompanying product supplement.

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THE SECURITIES ARE RISKY INVESTMENTS, AND YOUR INVESTMENT MAY RESULT IN A SUBSTANTIAL LOSS —You will lose a substantial portion of your investment unless there is significant appreciation in the Underlying Currency and/or the Underlying Rate during the two-year term of the securities. The Underlying Currency Performance will be zero unless the U.S. dollar appreciates significantly relative to the Japanese yen so that the Final Spot Rate is greater than the Currency Strike Level of 100. The Underlying Rate Performance will also be zero unless the 5-Year JPY Swap Rate appreciates significantly so that the Final Underlying Rate is greater than the Rate Strike Level of 2.00%. If the Underlying Currency Performance and Underlying Rate Performance are both zero, the Additional Amount will be zero, resulting in a Payment at Maturity of only $600 per $1,000 Face Amount of securities, and a 40% loss on your investment.  As shown in the “Historical Information” section in this term sheet, the Spot Rate has been below the Currency Strike Level of 100 almost every day for the past three years, and the Underlying Rate has been below the Rate Strike Level of 2.00% every day for the past seven years.

Even if the Underlying Currency or the Underlying Rate appreciates significantly during the term of the securities, you will lose some of your initial investment unless the appreciation beyond the applicable Strike Level is sufficient to result in an Additional Amount, calculated as set forth herein, of $400 or greater.  See the hypothetical table and examples above.  Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LEVERAGED UPSIDE EXPOSURE APPLIES ONLY UNDER LIMITED CIRCUMSTANCES —The leveraged exposure will apply only if the Underlying Currency or the Underlying Rate appreciates significantly from the Trade Date to the Final Valuation Date so as to exceed their respective Strike Levels.  You will not benefit from any positive movements in the Underlying Currency or Underlying Rate, if their respective final levels, determined on the Final Valuation Date, do not exceed the applicable Strike Levels.

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THE CURRENCY MULTIPLIER MAY REDUCE THE PORTION OF YOUR PAYMENT AT MATURITY ATTRIBUTABLE TO ANY POSITIVE UNDERLYING RATE PERFORMANCE — Even if the Underlying Rate appreciates beyond the Rate Strike Level of 2.00%, the Underlying Rate Performance will be multiplied by the Currency Multiplier in calculating the Additional Amount and Payment at Maturity.  The Currency Multiplier measures the performance of the Japanese yen  relative to the U.S. dollar from the Trade Date to the Final Valuation Date.  Therefore, if the U.S. dollar appreciates relative to the Japanese yen during the term of the securities, the Currency Multiplier will be less than 1 and, if the Underlying Rate Performance is positive, will reduce the Additional Amount and Payment at Maturity.  The Currency Multiplier operates independently of the Underlying Currency Performance, and can adversely impact the Underlying Rate Performance even when the Underlying Currency Performance is positive.  In fact, if the Underlying Currency Performance is positive, the Currency Multiplier will be significantly less than 1 and will reduce any Additional Amount attributable to a positive Underlying Rate Performance.  If the Currency Multiplier is greater than 1, and so would have a favorable impact on any positive Underlying Rate Performance, the Underlying Currency Performance will be zero.

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THE SECURITIES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•	THE SECURITIES DO NOT PAY COUPONS — The securities do not pay coupons during the term of the securities or at maturity.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

•	THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING CURRENCY OR THE UNDERLYING RATE — You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Underlying Currency or the Underlying Rate because the Payment at Maturity is based on the Underlying Currency Performance and the Underlying Rate Performance, each of which is in turn based upon the formula set forth above.  For example, if the U.S. dollar has appreciated relative to the Japanese yen but the Final Spot Rate is less than the Currency Strike Level of 100, the Underlying Currency Performance will be zero, whereas a direct investment in the U.S. dollar relative to the Japanese yen would yield a positive return.

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THE CORRELATION BETWEEN THE UNDERLYING CURRENCY AND THE UNDERLYING RATE MAY ADVERSELY AFFECT THE RETURN ON THE SECURITIES — The securities are linked to the performance of the Underlying Currency and the Underlying Rate, which may not correlate with each other.  At a time when the Underlying Currency appreciates, the Underlying Rate may not appreciate or may decline, and at a time when the Underlying Rate appreciates, the Underlying Currency may not appreciate or may decline. In addition, the Underlying Rate and the Underlying Currency may move in tandem, and may both not appreciate sufficiently to result in Additional Amount greater than $0.  The correlation between the Underlying Currency and the Underlying Rate may adversely affect the return on the securities.  Additionally, the Currency Multiplier, which operates independently of the Underlying Currency Performance, can adversely impact the Underlying Rate Performance even when the Underlying Currency Performance is positive.  In fact, if the Underlying Currency Performance is positive, the Currency Multiplier will be significantly less than 1 and will reduce any Additional Amount attributable to a positive Underlying Rate Performance.  If the Currency Multiplier is greater than 1, and so would have a favorable impact on any positive Underlying Rate Performance, the Underlying Currency Performance will be zero.

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CURRENCY MARKETS MAY BE VOLATILE AND UNPREDICTABLE — Currency markets may be highly volatile and unpredictable, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the U.S. dollar and the Japanese yen and the value of your securities in varying ways, and different factors may cause the values of the U.S. dollar and the Japanese yen and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE U.S. DOLLAR AND JAPANESE YEN ARE SUBJECT TO LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the U.S. dollar and Japanese yen and, consequently, the value of the securities and the Payment at Maturity.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE U.S. DOLLAR AND JAPANESE YEN MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the U.S. dollar and Japanese yen and, therefore, the value of the securities.

•	THE UNDERLYING RATE MAY BE UNPREDICTABLE — The 5-Year JPY Swap Rate may be unpredictable, and will be affected by a variety of factors, including but not limited to:

•	the exchange rate of the Japanese yen relative to the U.S. dollar and other relevant currencies;

•	the strength of the Japanese economy and the world economy, as well as sentiments regarding the strength of the Japanese economy and the world economy;

•	expectations regarding the level of price inflation in Japan and other relevant countries;

•	sentiments regarding credit quality in Japan and in global credit markets;

•	the policies of the Bank of Japan and worldwide central banks regarding interest rates; and

•	the performance of Japanese capital markets and global capital markets.

These factors may interact with each other in complicated and unpredictable ways. Changes in one or more factors may be offset or be magnified by the other factors. Therefore, the 5-Year JPY Swap may be adversely affected, and the Payment at Maturity may be consequently reduced.

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CHANGES IN BANKS’ RATE REPORTING PRACTICES OR THE METHOD PURSUANT TO WHICH LIBOR RATES ARE DETERMINED MAY ADVERSELY AFFECT THE RETURN ON AND VALUE OF THE SECURITIES — The 5-Year JPY Swap Rate is calculated based on the 6-Month Japanese yen LIBOR, which is published by the British Bankers’ Association and based on submissions from a selected panel of the largest, most active banks in Japanese yen. Any changes in the banks’ rate reporting practice and the method pursuant to which the LIBOR rates are determined, or the development of a widespread market view that LIBOR rates have been or are being manipulated by members of the bank panel, may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. Any decrease in the 6-Month Japanese yen LIBOR may lower the Underlying Rate and consequently the return on and the value of the securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging the Issuer’s obligations under the securities through one or more of its affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

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IF THE LIQUIDITY OF THE U.S. DOLLAR AND THE JAPANESE YEN WERE LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Spot Rate, and therefore, on the return on your securities. Limited liquidity relating to the U.S. dollar or the Japanese yen may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Underlying Currency Performance or the Underlying Rate Performance using its normal means. The resulting discretion by the calculation agent in determining the Underlying Currency Performance or the Underlying Rate Performance could, in turn, result in potential conflicts of interest and could affect the Additional Amount and consequently, the value of and return on the securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE INTEREST RATE, FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into interest rate, foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Underlying Currency, the Reference Currency and the Underlying Rate and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying Currency, the Reference Currency and the Underlying Rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Underlying Currency, the Reference Currency and the Underlying Rate. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Additional Amount and maintains some discretion as to how such calculations are made, in particular if the Spot Rate or the level of Underlying Rate is not available. In addition, the Issuer may hedge its obligations under the securities. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the performance of the Underlying Currency, the Underlying Rate and consequently, the value of the securities.

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THE SECURITIES ARE SUBJECT TO RISKS DUE TO POTENTIAL LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE UNDERLYING CURRENCY, THE REFERENCE CURRENCY AND THE UNDERLYING RATE TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlying Currency, the Reference Currency and the Underlying Rate to which the securities are linked.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — We expect that, generally, the exchange rates for the U.S. dollar relative to the Japanese yen and the levels of the 5-Year JPY Swap Rate on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to the appreciation or depreciation of the U.S. dollar relative to the Japanese yen or the 5-Year JPY Swap Rate. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the U.S. dollar, the Japanese yen and the 5-Year JPY Swap Rate;

•	the time remaining to maturity of the securities;

•	the exchange rates and the volatility of the exchange rate between the U.S. dollar and the Japanese yen;

•	interest rates and yields in the market generally and in the markets of the U.S. dollar and the Japanese yen;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HISTORICAL PERFORMANCE OF THE SPOT RATE AND THE 5-YEAR JPY SWAP RATE SHOULD NOT BE TAKEN AS AN INDICATION OF THEIR FUTURE PERFORMANCE — It is impossible to predict whether the Spot Rate or the 5-Year JPY Swap Rate will rise or fall. The Spot Rate and the 5-Year JPY Swap Rate will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Additional Amount in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-

transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the Underlying Currency Performance, the Underlying Rate Performance or the Payment at Maturity in the ordinary manner, the calculation agent will determine the Underlying Currency Performance, the Underlying Rate Performance or the Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for the Spot Rate or the 5-Year JPY Swap Rate is not available on the Final Valuation Date, the calculation agent may determine the Spot Rate or the 5-Year JPY Swap Rate for such date, and such determination may adversely affect the return on your securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR —There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The 5-Year JPY Swap Rate

The 5-Year JPY Swap Rate is, on any day, the fixed interest rate payable on a Japanese yen interest rate swap with a maturity of 5 years, expressed as a percentage, which appears on Reuters page “17143” or any successor page thereto at 3:00 p.m. Tokyo time on that day.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate of that same maturity.  The 5-Year JPY Swap Rate indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay in Japanese yen for a maturity of 5 years, in order to receive a floating rate equal to the 6-month Japanese yen LIBOR (paid semi-annually) for the same 5-year maturity.

If the 5-Year JPY Swap Rate is not displayed by 3:00 p.m. Tokyo time on the Reuters page “17143” or any successor page thereto on any day on which the level of the 5-Year JPY Swap Rate must be determined, the rate for such day will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Historical Information

Underlying Currency

The following graph sets forth the historical exchange rate performance, expressed as the number of Japanese yen per one U.S. dollar, based on Bloomberg end-of-day quotations for the period from January 2, 2004 through December 20, 2011. The exchange rate on December 20, 2011 was 77.74.

The historical data set forth below are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rate set forth above or the Underlying Currency Performance. Any historical upward or downward trend in the exchange rate set forth in the following graph during any period set forth below is not an indication that the Spot Rate or Underlying Currency Performance is more or less likely to increase or decrease at any time during the term of the securities. A higher exchange rate indicates a weakening of the Japanese yen relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of the Japanese yen relative to the U.S. dollar.

The historical exchange rates should not be taken as an indication of future performance of the Underlying Currency, and no assurance can be given as to Spot Rate on the Final Valuation Date. We cannot give you assurance that the Underlying Currency Performance will be positive.

The daily exchange rates published by Bloomberg may differ from the Spot Rate. We will not use Bloomberg to determine the Spot Rate.

Past performance is not indicative of future performance.

Underlying Rate

The following graph sets forth the historical performance of the 5-Year JPY Swap Rate from January 2, 2004 through December 20, 2011. The level of the 5-Year JPY Swap Rate on December 20, 2011 was 0.4775%. We obtained the levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Underlying Rate should not be taken as an indication of future performance, and no assurance can be given as to the level of the Underlying Rate on the Final Valuation Date. We cannot give you assurance that the Underlying Rate Performance will be positive.

Past performance is not indicative of future performance.

Supplemental Underwriting Information (Conflicts Of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI may pay custodial fees to other broker-dealers of 0.10% or $1.00 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.